UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 21, 2020
MURPHY OIL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8590	71-0361522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Peach Street, P.O. Box 7000
El Dorado,	Arkansas	71730-7000
(Address of principal executive offices, including zip code)

(870)	862-6411
Registrant’s telephone number, including area code
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 Par Value	MUR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                             Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                                ☐

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Murphy Oil Corporation, the “Company,” announced on May 21, 2020 that Michael K. “Mike” McFadyen, Executive Vice President, Offshore, has decided to leave the Company effective June 1, 2020. The Company does not have employment or termination agreements with its Named Executive Officers. Determinations as to the payment of any termination benefits for departures from executive-level positions are made by the Executive Compensation Committee of the Board of Directors on an individual case-by-case basis.
For purposes of both the Company’s Retirement Plan and the Supplemental Executive Retirement Plan, Mr. McFadyen will be granted an additional three years of age and three years of service for purposes of calculating the accrued vested defined benefit. In the United States retirement plan, Mr. McFadyen will be entitled to the early retirement penalty applicable to employees retiring while in active service (4% per year up to a maximum penalty of 28%) in lieu of the penalty applicable to employees who leave active service before attaining age 55 (5% per year up to a maximum penalty of 50%). In the Canadian retirement plan, Mr. McFadyen will be entitled a reduced penalty of 3% from age 60 in lieu of the plan’s early retirement penalty of 4% from age 62. Mr. McFadyen will receive a pro-rated cash payment for earned but unvested restricted stock unit awards for the years 2018-2020 in an amount to be calculated and paid as soon as practicable after separation and currently estimated to be $1,739,855. Vested stock option awards will, in accordance with their terms, remain exercisable for the earlier of two years from Mr. McFadyen’s separation from service date or the expiration date of the award. Mr. McFadyen has also agreed to a two-year consultancy with the Company for which he will receive a monthly retainer of $30,000. During the period of this consultancy, Mr. McFadyen will not compete with the Company.
Effective with Mr. McFadyen’s departure, Eric M. Hambly, currently Executive Vice President, Onshore will assume Mr. McFadyen’s responsibilities under the new title Executive Vice President, Operations and will continue to report to Jenkins.
Further, the Company announced that Walter K. Compton, Executive Vice President and General Counsel, will retire from the Company as of June 1, 2020. Under the Enhanced Retirement Program offered due to the closure of the El Dorado office, Mr. Compton, will be granted an additional three years of age and three years of service as of his retirement date, for purposes of calculating his accrued defined benefit. In the United States retirement plan, Mr. Compton will be entitled to the early retirement penalty applicable to employees retiring while in active service (4% per year up to a maximum penalty of 28%) in lieu of the penalty applicable to retirees who leave active service before attaining age 55 (5% per year up to a maximum penalty of 50%). Awards under the Company’s Annual Incentive and Long-Term Incentive Plans will be treated in accordance with the terms of the applicable plan.
Effective with the retirement of Mr. Compton, the current Vice President, Law and Corporate Secretary, E. Ted Botner will assume Mr. Compton’s responsibilities in addition to maintaining his current duties under the new title Senior Vice President, General Counsel and Corporate Secretary. In his new role, Mr. Botner will report to Roger W. Jenkins, President & Chief Executive Officer.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

99.1	Murphy Oil Corporation press release dated May 21, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MURPHY OIL CORPORATION
Date: May 21, 2020
	By:	/s/ Christopher D. Hulse
Christopher D. Hulse
Vice President and Controller